                                                                                                    Exhibit (12)
                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

(Dollars in thousands)                                 Three Months Ended               Six Months Ended
                                                           June 30,                          June 30,
                                               -------------------------------   -------------------------------
                                                         1998             1997              1998            1997
                                               --------------   --------------   ---------------  --------------
Income before income taxes ..................  $      216,853   $      200,110   $      414,850   $      383,745

Add:
    Interest expense ........................          54,776           52,692          102,675          104,597
    Portion of rents
       representative of the
       interest factor ......................          12,373           11,385           22,680           22,514
    Amortization of capitalized
       interest .............................             243              244              486              487
    Minority interest in the
       income of subsidiary
       with fixed charges ...................           3,070            3,065            6,129            5,031
                                               --------------   --------------   --------------   --------------

Income as adjusted ..........................  $      287,315   $      267,496   $      546,820   $      516,374
                                               ==============   ==============   ==============   ==============

Fixed charges:
    Interest expense ........................  $       54,776   $       52,692   $      102,675   $      104,597
    Portion of rents
       representative of the
       interest factor ......................          12,373           11,385           22,680           22,514
    Minority interest, excluding
       taxes, in the income of
       subsidiary with fixed charges ........           4,687            4,715            9,357            7,800
                                               --------------   --------------   --------------   --------------

                                               $       71,836   $       68,792   $      134,712   $      134,911
                                               ==============   ==============   ==============   ==============

Ratio of earnings to
    fixed charges ...........................            4.00             3.89             4.06             3.83
                                               ==============   ==============   ==============   ==============

Ratio of earnings to fixed
    charges excluding minority
    interest.................................            4.23             4.13             4.31             4.02
                                               ==============   ==============   ==============   ==============


(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.